Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement is made on 1 October 2022

BETWEEN:

Quotient Middle-East and Africa FZ LLC, whose registered address is No. 211, 2nd Floor, A/P 26, Dubai Healthcare City, Dubai, UAE (the “Employer”); and

Mohammad El Khoury (the “Executive”)

(individually, a “Party” or collectively the “Parties”)

AND WHEREAS

1.
The Employer wishes to employ the Executive and the Executive agrees to be employed on the terms and conditions set out in this Agreement.
2.
This Agreement contains the terms which shall apply during the Executive’s employment with the Employer.

NOW THEREFORE THE PARTIES agree as follows:

1.
Interpretation

The definitions and rules of interpretation under this clause apply in this Agreement:

Agreement: this fixed-term employment contract between the Parties at the date set out above.

Board: the board of directors of the Employer.

Commencement Date: 1 October 2022

Company Property: all property, documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) belonging to the Employer or any Group Company or relating to the business or affairs of the Employer or any Group Company or a business contact of the Employer or any Group Company.

Confidential Information: all non-public or proprietary information relating to the Employer's business or that of any Employer vendor or customer. Examples of Confidential Information include, but are not limited to, software (in source or object code form), databases, algorithms, processes, designs, prototypes, methodologies, reports, specifications, information regarding Employer Inventions, products sold, distributed or being developed by the Employer, and any other non-public information regarding the Employer's current and developing technology; information regarding vendors and customers, prospective vendors and customers, clients, business contacts, employees and consultants, prospective and executed contracts and subcontracts, marketing and sales plans, strategies or any other plans and proposals used by the

Employer in the course of its business; and any non-public or proprietary information regarding the Employer or the Employer's present or future business plans, financial information, or any intellectual property, whether any of the foregoing is embodied in hard copy, computer-readable form, electronic or optical form, or otherwise.

Employer Inventions: all ideas, methodologies, inventions, discoveries, developments, designs, improvements, formulas, programs, processes, techniques, know-how, research and data (whether or not patentable or registerable under patent, copyright a similar statute and including all rights to obtain, register, perfect and enforce those rights), that Executive learns of, conceives, develops or creates alone or with others (and the materials embodying them) during Executive's past, present or future association with or employment by Employer (whether or not conceived, developed or created on behalf of Employer during regular working hours). This also includes anything that may be conceived, developed, or created, by the Executive, either alone or with others, during the Executive's past, present or future association with or employment by the Employer (whether or not conceived developed, or created during regular working hours), and with respect to which the equipment, supplies, facilities, or trade secret information of the Employer was used, or that relate at the time of conception or reduction to practice of the invention to the business of the Employer or to the Employer's actual or demonstrably anticipated research and development, or that result from any work performed by the Executive for the Employer.

Group Company: the Employer and any company, partnership or other entity controlled by, controlling or in common control with the Employer or its parent. Group Companies shall be construed accordingly.

Qualifying Dependents: the Executive’s spouse and up to two (2) dependent children under the age of 18 permanently residing with the Executive in the UAE. For the avoidance of doubt, in as far as benefits extending under an Employer policy to the Executive’s children are concerned, the benefits will only extend where according to the relevant Employer policy: (i) the Executive is eligible for such benefit; (ii) the Executive’s children meet the eligibility criteria; and (iii) the number of the Executive’s children requesting the benefit is within the number of children provided for in the relevant policy (as may be amended, changed or varied from time to time). Reference should be made to the relevant Employer policies to determine which benefits the Executive is entitled to and the rules and eligibility requirements of such policy.

Term: fixed term period of three (3) years

UAE: United Arab Emirates.

UAE Labour Law: Federal Decree Law No. 33 of 2021, Regulating Labour Relations (as may be amended from time to time) including the Executive Regulations accompanying the UAE Labour Law (as may be amended from time to time).

1.1
The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.2
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.
1.3
A reference to one gender includes a reference to the other gender (unless the context requires otherwise).

2.
Commencement Date and Term
2.1
The Executive’s employment is at all times subject to the UAE Labour Law and any other applicable laws, provisions and/or decrees which may from time to time be issued.
2.2
The Executive’s employment will commence on the Commencement Date, and will continue for the duration of the Term, subject to the remaining terms of this Agreement. Notwithstanding the Commencement Date, the Executive’s prior service with the Employer will be recognised for the purposes of calculating end of service entitlements or otherwise, including but not limited to end of service gratuity, and the applicable start date of 5 October 2021 will apply in this regard.
3.
Duties and Conditions of Employment
3.1
Conditions of Employment
3.2
This Agreement and the Executive’s employment are subject to and conditional upon:
3.2.1
the Executive being medically fit to reside and work in the UAE; and
3.2.2
his employment being and continuing to be permitted by the appropriate authorities in the UAE and upon the Executive holding and continuing to hold a valid UAE residency visa, work permit, and all other requisite permissions and approvals from the appropriate authorities in the UAE.
3.3
Position and Duties

The Employer employs the Executive as its Chief Commercial Officer and the Executive accepts such employment. The Executive will perform all of the employment duties, responsibilities and job functions consistent with such a management position and such other duties and responsibilities deemed necessary or appropriate by the Employer's Chief Executive Officer (the "CEO") or the Board (collectively, the "Employment Duties"). The Executive will exercise the authority consistent with those duties and responsibilities.

3.4
The Executive shall at all times during his employment:
3.4.1
devote the whole of his working time, attention, skill, best efforts and ingenuity to the Employment Duties;
3.4.2
comply fully with, implement and enforce all Employer rules, regulations, policies and procedures that the Employer may implement from time to time in its entire discretion. In the event of a discrepancy between the terms of any handbook, policies and/or procedures and this Agreement, the terms of this Agreement shall prevail;
3.4.3
perform the Employment Duties faithfully and diligently, using due skill and care on a timely basis;
3.4.4
at all times follow all lawful and reasonable directions of the CEO and the Board, and observe such restrictions or limitations as may from time to time be imposed by the CEO or the Board upon the performance of the Employment Duties;
3.4.5
use best efforts to promote the best interests of Employer and not do or willingly permit to be done anything that is harmful to those interests; and
3.4.6
keep the CEO and the Board fully informed (in writing if so requested) of the conduct of its business and affairs and provide such explanations as the CEO or the Board may require.
3.5
For the duration of the employment, the Executive acknowledges that he shall be employed solely by the Employer, save to the extent he performs services for any Group Company. The Executive may not carry out work directly or indirectly, in any manner whatsoever for his own or a third party’s account without the Employer’s prior written consent.
4.
Salary
4.1
In consideration of the Executive undertaking the employment for the Employer, the Employer shall pay the Executive a total amount of AED 1,653,380 per annum (“Remuneration”), less any deductions required by law or this Agreement.
4.2
The Remuneration is comprised of the following amounts:
4.2.1
Basic Salary: AED 1,245,380;
4.2.2
Housing Allowance: AED 300,000; and
4.2.3
Transportation Allowance: AED 108,000.
4.3
The Employer shall pay the Executive the basic salary and transportation allowance components of the Remuneration in equal monthly installments in arrears.
4.4
The housing allowance shall be paid in one (1) advance payment in the first month of the Executive's employment with the Employer covering the twelve (12) month period from the Commencement Date. Thereafter, in respect of subsequent years, the Executive shall receive his housing allowance on an annual basis, paid in the anniversary month of the Commencement Date, each annual payment covering the twelve (12) month period from the anniversary date. The Executive shall notify the Employer should the Executive's housing rent become payable by the Executive on a monthly basis (or more frequently than annually), in which case the Employer shall pay the housing allowance to the Executive in equal monthly installments in arrears. In the event that the Executive's employment is terminated by either party, and for whatever reason, the Executive agrees to repay any unearned portion of the advance housing allowance payment on a pro rata basis as directed by the Employer (including by way of deduction from any sums owed to him).
5.
Deductions

The Executive acknowledges and agrees that the Employer shall be entitled at any time without notice during the Executive’s employment and upon termination to set off and/or make deductions from the Executive’s monthly remuneration salary or from any other sums due to the Executive from the Employer in respect of any overpayment of any kind made to the Executive or in respect of any outstanding debt or other sums due from the Executive, subject to the provisions of UAE Labour Law from time to time in force.

6.
Benefits
6.1
Medical Insurance
6.1.1
The Executive and their Qualifying Dependents are entitled to medical insurance coverage under the Employer’s group scheme (as may be amended from time to time), subject to the terms and rules of the scheme from time to time and the provisions or insurers of the scheme accepting the Executive and their Qualifying Dependents onto such scheme from time to time.
6.2
Credit Card
6.2.1
The Employer may supply a credit card to the Executive, which is to be used solely for expenses incurred in carrying out the Employment Duties. The credit card must be returned by the Executive to the Employer immediately upon request by the Employer.
6.3
During the Employment Term, the Employer will provide the Executive with the following items:
6.3.1
a cell phone; and
6.3.2
a laptop.
6.4
During the usage of the items listed above in 6.3.1 and 6.3.2, the Employer will only reimburse the Executive in respect of business-related expenses.
6.5
Tax Equalisation

If the Employer requests the Executive to relocate to another country, the Employer will equalise taxes due on any cash compensation for twenty-four (24) months post relocation.

7.
Annual Discretionary Bonus
7.1
In addition to the Salary for each fiscal year, the Executive shall have the opportunity to receive annual ex gratia bonus, which may be awarded in Employer's sole discretion, in an amount equal to up to sixty percent (60%) of the Basic Salary (the "Discretionary Bonus") then in effect. The Discretionary Bonus shall be based on annual performance criteria and the achievement of personal objectives by Executive, which shall be assessed by the Employer in its sole and absolute discretion.

7.2
No award under this clause shall give rise to any entitlement or expectation of a bonus or be an indication of the level of any bonus which may be made in the future.

7.3
Where such bonuses, if any, are paid, they will not form part of the total annual compensation, whether for the calculation of end of service gratuity or otherwise.

7.4
The Discretionary Bonus shall be paid to Executive as soon as practicable, but in no event later than 120 days following the fiscal year to which it relates.

7.5
The Discretionary Bonus shall be paid to the Executive only if the Executive is employed by Employer on the date of payment.

8.
Place of Work

8.1
The Executive's place of work will be the usual place of business of the Employer in Dubai, UAE, or such other office or places of work as the Employer may reasonably require from time to time. In addition, the Executive may be required to travel to and attend meetings, conferences and for other purposes related to the business of the Employer (both in the UAE and abroad) as directed by the Employer from time to time.

9.
Working Hours

9.1
The Executive’s normal working hours will be 9:00am to 6:00pm, Monday to Friday, inclusive of a one (1) hour lunch break.

9.2
The Executive will be required to work such additional hours as may be necessary for the proper performance of the role. The Executive acknowledges that as a senior employee, with supervisory and managerial responsibilities, he will not be entitled to any overtime pay or further remuneration for such additional hours.

10.
Annual Leave

10.1
The Executive shall be entitled to twenty-five (25) working days paid annual leave each year, in addition to public holidays as declared by the applicable UAE authorities for the private sector (that fall on normal working days). The Employer’s holiday year runs from 1 January to 31 December. Where the employment commences and/or terminates part way through a holiday year, the Executive’s annual leave entitlement during that holiday year shall be calculated on a pro-rata basis.

10.2
Annual leave should be taken at such time or times as approved in advance by the Executive’s line manager. Unless the Employer in its sole discretion determines otherwise, the Executive is entitled to carry forward up to 5 working days accrued but unutilized annual leave days from one holiday year to the next, in accordance with Employer’s policy (as may be amended from time to time).

10.3
Upon termination of the Executive's employment, if the Executive has taken more annual leave days than his accrued entitlement, the Employer will be entitled to make an appropriate deduction from the Executive’s end of service entitlements.

11.
Termination, Notice and Renewal
11.1
This Agreement will automatically renew on the expiry of the Term, unless either Party provides the other with three (3) months’ prior written notice in advance of the expiry of the Term of their intention not to renew.

11.2
Notwithstanding the remaining terms of this Agreement, either Party may terminate the Agreement prior to the expiry of the Term by giving the other Party three (3) months’ prior written notice of termination.

11.3
The Employer may terminate this Agreement immediately and without notice, in accordance with the provisions of the UAE Labour Law.

11.4
The Employer reserves the right to require the Executive not to attend work, or to undertake any work, or to vary their duties, during any period of notice of termination which the Employer or the Executive are required to give.

11.5
On termination of employment (for whatever reason) or earlier if requested, the Executive will return to the Employer all Company Property in his possession or under his control, and undertakes not to make or retain copies in any form or replicas of any such items.

12.
Employer Inventions
12.1
Any Employer Inventions created by the Executive in the course of his employment with the Employer is created at the request, and for the benefit, of the Employer. The Executive acknowledges that he has a special obligation to further the interests of the Employer in relation to such Employer Inventions.
12.2
Disclosure of Employer Inventions

Whether upon Employer's request or voluntarily, the Executive will promptly disclose to the Employer or its designee during the Executive's employment with the Employer, and for one year thereafter, all Employer Inventions that the Executive has created, contributed to or knows about, regardless of the nature of that knowledge, and regardless of whether such Employer Inventions, or any aspect of such Employer Inventions, have been described, committed to writing, or reduced to practice, in whole or part by any other person. At all other times, the Executive will treat Employer Inventions as Confidential Information (as defined in and in accordance with clause 14).

12.3
Assignment and Disclosure of Inventions

The Executive acknowledges that (except to the extent prohibited by or ineffective in law) all Employer Inventions and materials embodying any of them shall automatically belong to the Employer as from creation for the full term of those rights and (except to the extent prohibited by or ineffective in law). The Executive hereby assigns to the Employer all rights, title and interest to all Employer Inventions, which will be the sole and exclusive property of the Employer, whether or not subject to patent, copyright, trademark or trade secret protection. To the extent that Employer Inventions do not vest in or transfer to the Employer automatically pursuant to this Section, the Executive agrees to hold such property on trust for the Employer and shall ensure that (at the Employer's election) such rights are assigned to the Employer and/or that the Employer is granted an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sub-licensees) to practice such non-assignable rights, including, but not limited to, the right to use, reproduce, distribute, translate and modify any of the Employer Inventions. The consideration for such assignment and the assistance provided in this clause is the normal compensation by way of Remuneration due to the Executive by virtue of his employment with the Employer. The Executive will also disclose to Employer all inventions made, discovered, conceived, reduced to practice, or developed by the Executive, either alone or jointly with others, within six (6) months after the termination of employment with the Employer which resulted, in whole or in part, from the Executive's prior employment by Employer. Such disclosures will be received by the Employer in confidence to the extent such inventions are not assigned to the Employer pursuant to this clause.

12.4
Additional Instruments

The Executive will promptly execute, acknowledge and deliver to the Employer all additional instruments or documents that the Employer determines at any time to be necessary to carry out the intentions of this clause. Furthermore, whether during or after the Executive's employment with the Employer, the Executive will promptly perform any acts deemed necessary or desirable by the Employer, at the Employer's expense, including formally assigning those rights to assist it in obtaining, maintaining, defending and enforcing any rights and/or assignment of Employer Inventions. The Executive hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents, as the Executive's agent and attorney-in-fact to act for, on behalf of and instead of the Executive, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts in furtherance of the purposes set forth above in this clause, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations, or other rights in connection with such Employer Inventions and improvements thereto with the same legal force and effect as if executed by the Executive.

12.5
Pre-existing Inventions

The Executive will retain all rights, title and interest in and to inventions that the Executive created and owned prior to service with the Employer as listed in Schedule 1.

13.
Resignation of Office

At any time after notice is given by the Employer or the Executive to terminate the Executive's employment with the Employer, the Executive shall, at the request of the Board, resign from all offices that the Executive may hold as a director or officer of the Employer, and from all other appointments or offices that the Executive holds as nominee or representative of the Employer.

14.
Confidential Information
14.1
Executive's Use of Confidential Information

From the Commencement Date and at all times thereafter, the Executive will maintain the confidentiality of the Confidential Information. The Executive will not, without the Employer's prior written consent, directly or indirectly: (i) copy or use any Confidential Information for any purpose not within the scope of the Executive's work on the the Employer's behalf; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Information to any person or entity other than the Employer unless such person or entity is authorized by the Employer to have access to the Confidential Information in question. These restrictions do not apply if the Confidential Information has been made generally available to the public by the Employer or becomes generally available to the public through some other normal course of events. All Confidential Information prepared by or provided to the Executive is and will remain the Employer's property or the property of the Employer’s customer to which they belong.

14.2
Return of Material

Upon request from the Employer or upon termination (for whatever reason), the Executive will immediately return to the Employer all Confidential Information, including all copies, and other property belonging to the Employer or any of its customers, including documents, disks, or other computer media in the Executive's possession or under the Executive's control. The Executive will also return any materials that contain or are derived from Confidential Information, or are connected with or relate to the Executive's services to the Employer or any of its customers.

15.
Noncompetition and Nonsolicitation Covenants
15.1
Agreement to Not Compete

The Executive acknowledges that, during the course of his employment with the Employer, he has and shall: (i) continue to acquire and use valuable trade secrets and/or confidential and proprietary information belonging to the Employer; and (ii) become acquainted and establish connections with the Employer's customers, suppliers, business contacts and key employees. During the period between the Commencement Date and one (1) year from and after the termination of Executive's employment with Employer for any reason, the Executive will not anywhere in the world, engage or participate, either individually or as an employee, consultant or principal, member, partner, agent, trustee, officer, manager, director, investor or shareholder of a corporation, partnership, limited liability company, or other business entity, in the capacity of a similar role and in a similar business/industry that competes with products or services provided by Employer or any Group Company during the one (1) year period prior to the date of the termination of employment. Nothing in this clause will be deemed to preclude the Executive from holding less than 1% of the outstanding capital stock of any corporation whose shares are publicly traded.

15.2
Agreement to Not Solicit

During the period between the Commencement Date and one (1) year from and after the termination of the Executive's employment with the Employer for any reason, the Executive will not, directly or indirectly, alone or on behalf of any person or business entity, hire or aid, encourage, advise, solicit, induce or attempt to induce any employee of the Employer, or any Group Company, to leave his or her employment with the Employer where such employee was in a managerial or executive capacity or key sales or key technical position over whom the Executive exercised control or with whom he had significant business contact or dealings during the one (1) year period prior to the Termination Date.

15.3
Agreement to Not Solicit Customers and Suppliers

During the period between the Commencement Date and one (1) year from and after the termination of the Executive's employment with Employer for any reason, the Executive will not, directly or indirectly, alone or on behalf of any person or business entity, cause or attempt to cause any customer, prospective customer, vendor, supplier, or other business contact of the Employer, or any Group Company (i) to terminate, limit, or in any manner adversely modify or fail to enter into any actual or potential business relationship with the Employer, or any Group Company or (ii) to enter into or expand any actual or potential business relationship with any competitor of the Employer, or any Group Company.

15.4
Each of the restrictions set out in this Agreement and in each of the sub clauses of this clause is an entirely separate, severable and independent restriction. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.
15.5
If the duration of, the scope of, or any business activity covered by any provision of this clause is in excess of what is determined to be valid and enforceable under applicable law, such provision will be construed to cover only that duration, scope or activity that is determined to be valid and enforceable, and the Parties consent to the modification of the scope and duration of the restrictions in this clause in any proceeding brought to enforce such restrictions so as to make them valid, reasonable and enforceable. The Executive hereby acknowledges that this clause will be given the construction, which renders its provisions valid and enforceable to the maximum extent not exceeding its express terms, possible under applicable law.
15.6
The Executive acknowledges that the restrictions set out above are reasonable and necessary for the protection of the legitimate interests of the Employer and that, having regards to those interests, these restrictions do not work unreasonably on him.
15.7
In the event that the Executive breaches any of the restrictions in this Agreement, the Parties agree that the Executive shall be liable to pay the Employer a sum equivalent to the Executive’s monthly remuneration for each month or part of a month that the Executive is in breach of this Agreement as compensation for the damages that will be incurred by the Employer as a result of the breach. The Employer reserves the right to claim further compensation in the event the damages incurred are greater than the compensation provided by the Executive under this clause.
16.
Survival

The Parties agree that the Executive's obligations under clauses 12 (Employer Inventions), 14 (Confidential Information), and 15 (Non-competition and Non-solicitation Covenants) of this Agreement will survive the termination of this Agreement and termination of the Executive's employment with the Employer, regardless of when such termination may occur and regardless of the reasons for such termination.

17.
Effect of Employer's Personnel Policies, Rules, and Practices

The Executive is entitled to the benefit of, and is obligated to perform, all of the Executive's responsibilities under Employer's personnel policies, rules, and practices in effect from time to time for all of its employees during the Term. For the avoidance of any doubt the status of such policies, rules and practices is non-contractual and as such the Employer, at its sole discretion, may amend these from time to time.

18.
Entire Agreement
18.1
This Agreement contains the entire understanding between the Employer and the Executive, and supersedes all subsisting agreements, arrangements and understandings (written or oral) relating to the Executive's employment and any such agreements, arrangements and understandings shall be deemed to have been terminated by mutual consent, save for the following:
18.1.1
clause 3 of Schedule 1 of the Executive's employment agreement with Quotient Limited dated 23 September 2021;
18.1.2
the Change of Control Agreement entered into by the Executive and Quotient Limited and dated 5 October 2021; and
18.1.3
the Quotient Limited 2014 Stock Incentive Plan Option Award agreement dated 5 October 2021; and
18.1.4
the Quotient Limited 2014 Stock Incentive Plan Restricted Stock Unit Award agreement dated 5 October 2021.
18.2
The Executive acknowledges that he has not agreed to and accepted this Agreement in reliance of any warranty, representation or undertaking which is not contained in or specifically incorporated in this Agreement.
19.
Amendment

No amendments to or of this Agreement will be effective unless they are mutually agreed in writing, and signed by the Executive and by an authorized officer of the Employer.

20.
Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Emirate of Dubai and the UAE, and the courts in Dubai (excluding the DIFC Courts) shall have exclusive jurisdiction to hear and determine all disputes arising under this Agreement.

21.
Tax
21.1
The Employer makes no warranty as to the taxable status of the amounts received under this Agreement with respect to the Executive’s home country (or such other jurisdiction worldwide) and accordingly, the Executive undertakes that if the Employer is called upon to account to any competent tax authority for any income tax, national insurance contributions, interest and/or penalties thereon arising in respect of the payments made under this Agreement (“Tax Liability”), the Executive will immediately, upon written request of the Employer , pay the Tax Liability to the competent tax authority or, where the Employer has paid such Tax Liability, the Executive will immediately upon written request of the Employer , pay an amount equal to the Tax Liability to the Employer.
22.
End of Service Gratuity

Where applicable, upon termination of the Agreement, the Employer will pay the Executive end of service gratuity in accordance with the UAE Labour Law.

23.
Sick Leave
23.1
The Executive shall be entitled to paid sick leave as permitted under the UAE Labour Law.
23.2
The Executive is required to notify the Chief Executive Officer on the first day of sickness as soon as is possible and notify Chief Executive Officer at least once every seven (7) days during any sick leave period and, if required by the Employer, provide the Employer with a medical certificate, from an approved UAE medical practitioner, that states the Executive is unable to fulfill the duties reasonably expected from the Executive due to sickness.
24.
Data Protection and Monitoring
24.1
The Executive consents to the Employer processing data relating to the Executive for legal, personnel, administrative and management purposes. The Employer may make such information available to any Group Company, those who provide products or services to any Group Company, regulatory authorities, potential or future employers, governmental or quasi-governmental organizations and potential purchasers of the Employer or the business in which the Executive works. The Executive has the right to withdraw their consent under this clause, on request.
24.2
The Executive consents to the transfer of such information to any Group Company and any Group Company's business contacts outside the UAE in order to further its or their business interests even where the country or territory in question does not maintain adequate data protection standards.
24.3
To ensure regulatory compliance and for the protection of its employees, clients/customers and business, the Employer reserves the right to use surveillance equipment and to monitor, intercept, review and access the Executive’s telephone log, internet usage, voicemail, e-mail and other communication facilities provided by the Employer which the Executive may use during their employment. The Employer will use this right of access reasonably, but it is important that the Executive is aware that all communications and activities on its equipment or premises cannot be presumed to be private.
24.4
The Employer does not permit employees to covertly tape or record electronically by any means any individual with whom they interact in the course of their duties. Any employee who does so (without the Employer’s express written authority) in breach of this clause will be subject to disciplinary action and the Employer will regard their actions as gross misconduct.

25.
No Waiver

No waiver of a breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this Agreement will be effective unless it is in writing and signed by the party waiving the breach, failure, right, or remedy. No waiver of any breach, failure, right, or remedy will be deemed a waiver of any other breach, failure, right, or remedy, whether or not similar, nor will any waiver constitute a continuing waiver unless the writing so specifies.

26.
Warranty and Freedom to Contract

The Executive represents and warrants to the Employer that, by entering into this Agreement or performing any of his obligations under it, he will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on him.

27.
Execution in Counterparts

This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

28.
Faxed or Photocopied Signatures

A faxed or photocopied signature will have the same effect as an original signature.

29.
Right to Counsel

The Executive has read the Agreement and has taken the time necessary to review completely and fully understand it. The Executive has had the unrestricted right and opportunity to have each and every paragraph, term, and provision of the Agreement and each and every result and consequence of its execution by the Executive fully explained to the Executive by legal counsel selected and retained solely by the Executive.

30.
Clawback Policies

All amounts payable under this Agreement or otherwise by the Employer to the Executive shall be subject to the terms of Employer's "clawback" policies as in effect from time to time.

[signature page follows]

The undersigned fully understands the Agreement, accepts, and agrees to each and every paragraph, term, and provision contained in it, and fully accepts and agrees to it as binding Executive for any and all purposes whatsoever.

Employer: Quotient Middle-East and Africa FZ LLC

By: /s/ Manuel O. Méndez
Manuel O. Méndez
Chief Executive Officer

By: /s/ Mohammad El Khoury
Mohammad El Khoury
Chief Commercial Officer

SCHEDULE 1

EXISTING INVENTIONS